Exhibit 99.1

Airgas Reports Record Fiscal Fourth Quarter and Full Year Earnings

  Record fourth quarter adjusted diluted EPS* of $1.11, up 26% over prior year
  Fourth quarter same-store sales up 11% over prior year
  Return on capital* of 12.5%, up 60 basis points over prior year
  Record full-year adjusted diluted EPS* of $4.11, up 23% over prior year
  Fiscal year 2013 adjusted diluted EPS* guidance of $4.70 to $4.85

RADNOR, Pa.--(BUSINESS WIRE)--May 3, 2012--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported strong performance in sales, operating income, and earnings for its fourth quarter ended March 31, 2012. Business trends reflect growth across the Company’s diverse customer base with particular strength in large manufacturing, petrochemical, and energy customers.

Fourth quarter adjusted earnings per diluted share* were a record $1.11, an increase of 26% from $0.88 in the prior year. Results included SAP implementation costs and depreciation expense of $0.09 and $0.04 per diluted share for the current and prior year quarters, respectively, and the current quarter reflected the benefit of share repurchases which offset the incremental SAP costs.

	Fourth Quarter			Full Year
	FY2012	FY2011	% Change	FY2012	FY2011	% Change
Earnings per diluted share (GAAP)	$1.12	$0.74	51%	$4.00	$2.94	36%
Restructuring and other special charges	0.05	-		0.19	-
Costs (benefits) related to unsolicited takeover attempt	-	0.14		(0.06)	0.33
Multi-employer pension plan withdrawal charges	-	-		0.04	0.03
Income tax benefits **	(0.06)	-		(0.06)	-
Loss on early extinguishment of debt	-	-		-	0.03
One-time interest penalty	-	-		-	0.02
Adjusted earnings per diluted share (non-GAAP)	$1.11	$0.88	26%	$4.11	$3.35	23%
** The Company’s adjusted effective tax rate*, which excludes the $0.06 per diluted share benefit to the Company’s income taxes resulting from the LLC reorganization and a foreign tax liability true-up, was 36.2% for the current quarter and 37.3% for the year ended March 31, 2012. Refer to footnote (f) for additional details.

“Our performance was very strong this quarter across most of our core business, with particular strength in manufacturing, petrochemical and energy customers, and noticeable improvement in our construction customer base, despite a weak new project market,” said Airgas Chief Executive Officer Peter McCausland. “Our product line adjacency businesses also performed well relative to our expectations, highlighted by strong pre-season demand in our refrigerants business that contributed nicely to our earnings this quarter.”

Fourth quarter sales were $1.24 billion, an increase of 13% over the prior year. Same-store sales grew 11% in the quarter, with hardgoods up 15% and gas and rent up 9%. Acquisitions contributed sales growth of 2% in the quarter. Sequentially, total sales increased 8% from the third quarter, reflecting the impact of two additional selling days, the falloff of the holiday impact, and continued business growth. Sequentially, sales per day increased 4% from the third quarter on a consolidated basis and increased 3% in the Distribution business segment.

Adjusted operating margin* of 12.2% for the fourth quarter included 90 basis points of impact from SAP implementation costs and depreciation expense. Prior year adjusted operating margin* of 12.2% included only 50 basis points of impact from SAP implementation costs and depreciation expense.

“The strength of our hardgoods same-store sales growth relative to gas and rent, and the sales mix shift within hardgoods to welding and automation equipment, reflect the continued modest expansion and reinvestment we’re seeing by larger customers in the manufacturing-intensive regions of the U.S.,” said Airgas Chief Operating Officer Michael L. Molinini. “While the mix shift has a dilutive effect on our gross margin, we have continued to leverage our national footprint and industry-leading platform to increase our underlying operating margin and expand our return on capital* to 12.5% this quarter, 60 basis points over the prior year. A continuation of current business trends, coupled with the future benefits of our SAP implementation, indicates very attractive prospects for Airgas.”

For the full year, sales increased 12% from the prior year to $4.7 billion. Total same-store sales increased 10%, with hardgoods up 14% and gas and rent up 7%, while acquisitions contributed 2% sales growth for the year.

Full year adjusted earnings per diluted share* were a record $4.11, an increase of 23% from $3.35 in the prior year. Results included SAP implementation costs and depreciation expense of $0.34 and $0.14 per diluted share for the current and prior year, respectively, and the current year reflected the benefit of share repurchases, which offset the incremental SAP costs.

“Our record sales and earnings performance this year is a testament to the value of our investment in organic growth initiatives such as our Strategic Accounts program, as well as our strong operating culture and customer-centric approach to doing business,” said McCausland. “Our acquisition pipeline continues to improve, and in fiscal 2012 we acquired eight businesses with aggregate annual revenues of more than $106 million, including our recent purchase of Nordan Smith with 17 locations across Mississippi, Arkansas, and Alabama.”

Free cash flow* for the year was $262 million, compared to $387 million in the prior year, and adjusted cash from operations* was $593 million for the year, compared to $617 million in the prior year. The decrease in free cash flow from the prior year reflects an increase in capital expenditures and working capital to support strong sales growth.

During the fiscal 2011 fourth quarter, the Company completed a $300 million share repurchase program, repurchasing 4.78 million shares at an average price of $62.76. During the first quarter of fiscal 2012, the Company completed an additional $300 million share repurchase program, repurchasing 4.46 million shares at an average price of $67.19.

Guidance

The Company expects adjusted earnings per diluted share* for the first quarter of fiscal 2013 to increase 12% to 16% from $1.00 in the prior year to $1.12 to $1.16, which includes $0.08 of SAP implementation costs and depreciation expense in both periods.

For fiscal 2013, the Company expects adjusted earnings per diluted share* to increase 14% to 18% from $4.11 in fiscal 2012 to $4.70 to $4.85, which includes approximately $0.12 to $0.16 of SAP implementation costs and depreciation expense, net of expected benefits. Fiscal 2012 adjusted earnings per diluted share* included $0.34 of SAP implementation costs and depreciation expense.

Fiscal 2013 guidance excludes restructuring charges related to the consolidation of our regional accounting and administrative functions into four Business Support Centers, which are expected to approximate a net charge of $0.02 in the first quarter and $0.06 for the full year. Special gains and charges in fiscal 2012 were a net total charge of $0.11.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, May 3. The teleconference will be available by calling (888) 587-0615. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through June 1 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 11. To listen, call (888) 203-1112 and enter passcode 9254540.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted effective tax rate, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also a leading U.S. producer of atmospheric gases, carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. distributors of safety products, and a leading U.S. distributor of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations for adjusted earnings per diluted share to be in the range of $1.12 to $1.16 (which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.08 in the prior year) for the first quarter of fiscal 2013, and in the range of $4.70 to $4.85 (which includes approximately $0.12 to $0.16 of SAP implementation costs and depreciation expense, net of expected benefits); expectations for restructuring charges related to the consolidation of our regional accounting and administrative functions into four Business Support Centers of $0.02 for the first quarter of fiscal 2013 and $0.06 for fiscal year 2013; expectations regarding SAP implementation risk, and the timing and magnitude of SAP implementation costs to be incurred and benefits to be achieved; and expectations for the continuation of current business trends, the Company’s future prospects, the value of the Company’s organic growth initiatives, and the continuing improvement of the Company’s acquisition pipeline. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; higher than expected costs related to restructuring and Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2011 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net sales	$1,241,149	$1,102,684	$4,746,283	$4,251,467

Costs and expenses:
Cost of products sold (excluding depreciation) (a)	572,148	504,298	2,175,430	1,913,280
Selling, distribution and administrative expenses (b)	447,836	398,947	1,727,769	1,574,072
Restructuring and other special charges (c)	6,187	-	24,448	-
Costs (benefits) related to unsolicited takeover attempt (d)	-	18,374	(7,870)	44,406
Depreciation	62,852	58,773	245,076	225,383
Amortization	6,368	6,492	25,209	25,135
Total costs and expenses	1,095,391	986,884	4,190,062	3,782,276

Operating income	145,758	115,800	556,221	469,191

Interest expense, net	(16,522)	(14,239)	(66,337)	(60,054)
Losses on the extinguishment of debt (e)	-	-	-	(4,162)
Other income, net	758	680	2,282	1,958

Earnings before income taxes	129,994	102,241	492,166	406,933

Income taxes (a) (f)	(42,027)	(39,486)	(178,792)	(156,669)

Net earnings (a)	$87,967	$62,755	$313,374	$250,264

Net earnings per common share:

Basic earnings per share (a)	$1.15	$0.76	$4.09	$3.00

Diluted earnings per share (a)	$1.12	$0.74	$4.00	$2.94

Weighted average shares outstanding:
Basic	76,446	82,714	76,586	83,487
Diluted	78,352	84,395	78,324	85,252

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2012	2011

ASSETS
Cash	$44,663	$57,218
Trade receivables, net	652,439	550,262
Inventories, net (a)	408,438	372,375
Deferred income tax asset, net	49,617	50,132
Prepaid expenses and other current assets	119,049	100,531
TOTAL CURRENT ASSETS	1,274,206	1,130,518

Plant and equipment, net	2,616,059	2,455,758
Goodwill	1,163,803	1,117,336
Other intangible assets, net	214,204	197,168
Other non-current assets	52,313	44,974
TOTAL ASSETS	$5,320,585	$4,945,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$174,868	$163,091
Accrued expenses and other current liabilities	356,344	391,544
Short-term debt (g)	388,452	-
Current portion of long-term debt	10,385	9,868
TOTAL CURRENT LIABILITIES	930,049	564,503

Long-term debt, excluding current portion (h)	1,761,902	1,842,994
Deferred income tax liability, net (a)	793,957	726,797
Other non-current liabilities	84,419	70,548

Stockholders’ equity (a)	1,750,258	1,740,912
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,320,585	$4,945,754

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended
	March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$313,374	$250,264
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	245,076	225,383
Amortization	25,209	25,135
Impairment	4,250	-
Deferred income taxes (a)	68,552	69,640
Loss on sales of plant and equipment	247	976
Stock-based compensation expense	25,608	23,669
Losses on the extinguishment of debt (e)	-	4,162

Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (i)	-	(295,000)
Trade receivables, net	(89,976)	(66,216)
Inventories, net (a)	(29,307)	(29,446)
Prepaid expenses and other current assets	(14,965)	(3,586)
Accounts payable, trade	9,980	6,043
Accrued expenses and other current liabilities	(55,294)	65,504
Other non-current assets	2,795	1,427
Other non-current liabilities	857	(2,654)
Net cash provided by operating activities	506,406	275,301

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(356,514)	(256,030)
Proceeds from sales of plant and equipment	16,365	15,844
Business acquisitions and holdback settlements	(160,115)	(21,186)
Other, net	(1,830)	(395)
Net cash used in investing activities	(502,094)	(261,767)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in short-term debt (g)	388,368	-
Proceeds from borrowings of long-term debt	1,066,526	1,403,010
Repayment of long-term debt	(1,149,106)	(1,072,417)
Financing costs	(4,567)	(8,598)
Premium paid on call of senior subordinated notes (e)	-	(3,175)
Purchase of treasury stock (j)	(300,000)	(300,000)
Proceeds from the exercise of stock options	36,619	22,092
Stock issued for the Employee Stock Purchase Plan	15,256	14,997
Tax benefit realized from the exercise of stock options	17,516	8,444
Dividends paid to stockholders	(95,323)	(83,797)
Change in cash overdraft	7,844	16,127
Net cash used in financing activities	(16,867)	(3,317)

Change in cash	$(12,555)	$10,217
Cash – Beginning of period	57,218	47,001
Cash – End of period	$44,663	$57,218

See attached Notes.

Notes:

a)	As a result of the Company’s operating realignment into four divisions, the Company initiated a related change in its legal entity structure on January 1, 2012 whereby the majority of Airgas’ distribution businesses have merged or will merge into a single limited liability company (“LLC”) of which the Company is the sole member. The new legal structure necessitated conformance of certain of the Company’s accounting policies, including those around inventory valuation. As a result, the Company changed its method of accounting for the portion of its hardgoods inventory valued using the last-in, first-out ("LIFO") method to the average-cost method. The Company believes the average-cost method provides a more meaningful presentation of financial position because it reflects the impact of more recent costs in the balance sheet. The Company applied this change in accounting principle through retrospective application to the current and prior years' financial statements. Hardgoods inventory valued under the LIFO method prior to the change totaled $36 million, or 9%, of the Company’s total inventory. The impact of the change led to increases in operating income of $1.0 million and $0.8 million for the years ended March 31, 2012 and 2011, respectively, and increases in diluted EPS of $0.01 for each of the years ended March 31, 2012 and 2011.

b)	As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The withdrawal liability assessed by a MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. Total MEPP withdrawal charges for the year ended March 31, 2012 were $4.3 million. MEPP withdrawal charges for the year ended March 31, 2011 were $4.6 million. These charges are reflected in selling, distribution and administrative expenses. The Company has successfully negotiated its withdrawal from all MEPPs in which it previously participated and has fully accrued for the related withdrawal assessments. Also included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $8.9 million and $5.0 million for the three months ended March 31, 2012 and 2011, respectively. SAP implementation costs of $33.0 million and $16.4 million were included in the consolidated results for the years ended March 31, 2012 and 2011, respectively.

c)	In May 2011, the Company announced its plan to realign its twelve regional distribution companies into four new divisions, and to consolidate its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three months ended June 30, 2011, the Company recorded restructuring charges of $13.3 million associated with severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs are eliminated as a result of the realignment. During the three- month periods ended December 31, 2011 and March 31, 2012, the Company recorded additional restructuring and other related costs of $2.4 million and $4.4 million, respectively, primarily related to facility closure, transition staffing, and legal costs associated with the realignment. In August 2011, the Company received 24 months notice that a supplier’s hydrogen plant, which generates CO2 as a by-product that serves as the feedstock for the Company’s co-located liquid CO2 plant, will cease operations in calendar year 2013. The Company expects the hydrogen plant to continue to supply the feedstock for its liquid CO2 plant during the intervening period. As a result of an impairment analysis performed on the assets at this location, Airgas recorded a charge of $2.5 million for the three months ended September 30, 2011. In March 2012, the Company re-evaluated its plan for the operation of one of its smaller and less efficient air separation units (“ASU”) over the long-term. As a result of an impairment analysis performed on the assets at this location, the Company recorded a charge of $1.8 million for the three months ended March 31, 2012. Total restructuring and other special charges for the year ended March 31, 2012 were $24.4 million.

d)	On February 11, 2010, Air Products & Chemicals, Inc. (“Air Products”) initiated an unsolicited tender offer for all of the Company’s outstanding shares of common stock. In connection with this unsolicited tender offer, Air Products filed an action against the Company and members of its Board in the Delaware Court of Chancery. On February 15, 2011, the Delaware Court of Chancery denied in their entirety all requests for relief by Air Products and dismissed with prejudice all claims asserted against the Company and its directors. Air Products promptly terminated its unsolicited tender offer and no appeal of the Court’s decision was filed. In connection with the unsolicited tender offer and related litigation, the Company incurred on a cumulative basis a net $60.0 million of legal and professional fees and other costs. Total benefits of $7.9 million were recognized during the year ended March 31, 2012 from lower than previously estimated net costs related to the unsolicited takeover attempt. During the three months and year ended March 31, 2011, the Company incurred $18.4 million and $44.4 million of unsolicited takeover attempt costs, respectively.

e)	During the prior year, the Company terminated its $1.7 billion credit facility (the “Prior Credit Facility”) which was scheduled to mature on July 25, 2011, and entered into a new $750 million credit facility (the “Credit Facility”) scheduled to mature on September 13, 2014. In connection with the early termination of its Prior Credit Facility, the Company recognized a loss of $0.6 million associated with the write-off of deferred financing costs. Additionally during the prior year, the Company repurchased $30 million of its 7.125% senior subordinated notes that mature on October 1, 2018. The repurchase resulted in a loss on the extinguishment of debt of $3.6 million related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes, bringing the total losses on the extinguishment of debt to $4.2 million for the year ended March 31, 2011.

f)	During the three months ended March 31, 2012, the Company recognized a $4.9 million ($0.06 per diluted share) tax benefit related to the LLC reorganization (Note a) and a true-up of its foreign tax liability, the impact of which is reflected in the Company’s effective tax rate. The LLC reorganization enables the Company to realize certain state tax benefits that previously required a valuation allowance. The Company’s adjusted effective tax rate*, which excludes the $0.06 per diluted share benefit to the Company’s income taxes, was 36.2% for the current quarter and 37.3% for the year ended March 31, 2012.

g)	In October 2011, the Company commenced a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program to pay down amounts outstanding under its Credit Facility and for general corporate purposes. At March 31, 2012, $388 million was outstanding under the commercial paper program.

h)	On July 19, 2011, the Company amended and restated its Credit Facility, extending the maturity date to July 19, 2016 and reducing the applicable rates. All other significant terms of the Credit Facility, including the size of the facility, remained unchanged. Including the borrowings under the commercial paper program, approximately $273 million was available to the Company under the Credit Facility at March 31, 2012.

i)	On April 1, 2010, the Company adopted new accounting guidance that affected the presentation of its trade receivables securitization program. As a result of implementing the new guidance, funding under the agreement of $295 million on April 1, 2010 was reflected in the statement of cash flows as a use of cash from the securitization of trade receivables in operating activities and as a source of cash in financing activities.

j)	During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19. During the fourth quarter of the prior year, the Company also completed a $300 million share repurchase program by repurchasing 4.78 million of its shares on the open market at an average price of $62.76.

k)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Business segment operating results for the prior periods were adjusted for the retrospective application of the LIFO-to-average-cost change in accounting principle implemented during the three months ended March 31, 2012. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the eliminations and other column below. Costs associated with the Company’s withdrawal from various MEPPs are also reported under selling, distribution and administrative expenses in the eliminations and other column below. Additionally, the Company’s restructuring and other special charges and the legal, professional and other costs (benefits) incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the eliminations and other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2012				March 31, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$634,930	$138,556	$(9,200)	$764,286	$588,664	$110,834	$(7,266)	$692,232
Hardgoods	475,294	1,570	(1)	476,863	408,643	1,812	(3)	410,452
Total net sales	1,110,224	140,126	(9,201)	1,241,149	997,307	112,646	(7,269)	1,102,684

Cost of products sold (excluding depreciation)	504,943	76,406	(9,201)	572,148	447,146	64,421	(7,269)	504,298
Selling, distribution and administrative expenses	396,954	41,945	8,937	447,836	359,455	34,508	4,984	398,947
Restructuring and other special charges	-	-	6,187	6,187	-	-	-	-
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	18,374	18,374
Depreciation	57,696	5,156	-	62,852	54,830	3,943	-	58,773
Amortization	5,064	1,304	-	6,368	5,327	1,165	-	6,492
Operating income	$145,567	$15,315	$(15,124)	$145,758	$130,549	$8,609	$(23,358)	$115,800

	(Unaudited)				(Unaudited)
	Year Ended				Year Ended
	March 31, 2012				March 31, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$2,462,232	$543,111	$(37,784)	$2,967,559	$2,272,215	$465,803	$(30,702)	$2,707,316
Hardgoods	1,772,637	6,102	(15)	1,778,724	1,537,921	6,251	(21)	1,544,151
Total net sales	4,234,869	549,213	(37,799)	4,746,283	3,810,136	472,054	(30,723)	4,251,467

Cost of products sold (excluding depreciation)	1,918,108	295,121	(37,799)	2,175,430	1,692,056	251,947	(30,723)	1,913,280
Selling, distribution and administrative expenses	1,528,215	162,205	37,349	1,727,769	1,418,491	134,578	21,003	1,574,072
Restructuring and other special charges	-	-	24,448	24,448	-	-	-	-
Costs (benefits) related to unsolicited takeover attempt	-	-	(7,870)	(7,870)	-	-	44,406	44,406
Depreciation	225,723	19,353	-	245,076	209,999	15,384	-	225,383
Amortization	20,139	5,070	-	25,209	20,485	4,650	-	25,135
Operating income	$542,684	$67,464	$(53,927)	$556,221	$469,105	$65,495	$(65,409)	$469,191

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2012	2011	2012	2011
Earnings per diluted share	$1.12	$0.74	$4.00	$2.94
Restructuring and other special charges	0.05	-	0.19	-
Costs (benefits) related to unsolicited takeover attempt	-	0.14	(0.06)	0.33
Multi-employer pension plan withdrawal charges	-	-	0.04	0.03
Income tax benefits	(0.06)	-	(0.06)	-
Loss on early extinguishment of debt	-	-	-	0.03
One-time interest penalty	-	-	-	0.02
Adjusted earnings per diluted share	$1.11	$0.88	$4.11	$3.35

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	June 30, 2012		Ended	March 31, 2013
	Jun. 30,			Mar. 31,
	2011	Low	High	2012	Low	High

Earnings per diluted share	$0.94	$1.10	$1.14	$4.00	$4.64	$4.79

Adjustments to earnings per diluted share:
Restructuring and other special charges	0.10	0.02	0.02	0.19	0.06	0.06
Costs (benefits) related to unsolicited takeover attempt	(0.05)	-	-	(0.06)	-	-
Multi-employer pension plan withdrawal charges	0.01	-	-	0.04	-	-
Income tax benefits	-	-	-	(0.06)	-	-

Adjusted earnings per diluted share	$1.00	$1.12	$1.16	$4.11	$4.70	$4.85
Year-over-year change		12%	16%		14%	18%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring charges.

The Company believes its adjusted earnings per diluted share metric provides investors meaningful insight into its earnings performance without the impact of Business Support Center restructuring charges and related costs, asset impairment charges, costs (benefits) related to Air Products’ unsolicited takeover attempt, MEPP withdrawal charges, income tax benefits related to the LLC reorganization and foreign tax liability true-up, debt extinguishment charges, and one-time interest penalty. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Effective Tax Rate

Reconciliations of adjusted effective tax rate:

	Three Months Ended	Year Ended
	March 31,	March 31,
(In thousands)	2012	2012

Income taxes	$42,027	$178,792
Adjustments to income taxes:
LLC reorganization and foreign tax liability true-up	4,924	4,924
Restructuring and other special charges	2,308	8,881
Costs (benefits) related to unsolicited takeover attempt	-	(2,912)
Multi-employer pension plan withdrawal charges	-	1,564
Adjusted income taxes	$49,259	$191,249

Earnings before income taxes	$129,994	$492,166
Adjustments to earnings before income taxes:
Restructuring and other special charges	6,187	24,448
Costs (benefits) related to unsolicited takeover attempt	-	(7,870)
Multi-employer pension plan withdrawal charges	-	4,304
Adjusted earnings before income taxes	$136,181	$513,048

Effective tax rate	32.3%	36.3%

Adjusted effective tax rate	36.2%	37.3%

The Company believes its adjusted effective tax rate metric helps investors assess its effective tax rate without the impact of income tax benefits resulting from the LLC reorganization and a foreign tax liability true-up, and income tax impacts related to other special items. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate metric may be different from the adjusted effective tax rate metrics provided by other companies.

Adjusted Operating Margin

Reconciliations of adjusted operating margin:

	Three Months Ended		Year Ended
	March 31,		March 31,
(In thousands)	2012	2011	2012	2011

Net sales	$1,241,149	$1,102,684	$4,746,283	$4,251,467

Operating income	$145,758	$115,800	$556,221	$469,191

Operating margin	11.7%	10.5%	11.7%	11.0%

Adjustments to operating income:
Restructuring and other special charges	6,187	-	24,448	-
Costs (benefits) related to unsolicited takeover attempt	-	18,374	(7,870)	44,406
Multi-employer pension plan withdrawal charges	-	-	4,304	4,628
Adjusted operating income	$151,945	$134,174	$577,103	$518,225

Adjusted operating margin	12.2%	12.2%	12.2%	12.2%

The Company believes its adjusted operating margin metric helps investors assess its operating performance without the impact of Business Support Center restructuring charges and related costs, asset impairment charges, costs (benefits) related to Air Products’ unsolicited takeover attempt, and MEPP withdrawal charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating margin metric may be different from the adjusted operating margin metrics provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	March 31,
(In thousands)	2012	2011

Operating income - trailing four quarters	$556,221	$469,191
Adjustments to operating income:
Restructuring and other special charges	24,448	-
Costs (benefits) related to unsolicited takeover attempt	(7,870)	44,406
Multi-employer pension plan withdrawal charges	4,304	4,628
Adjusted operating income - trailing four quarters	$577,103	$518,225

Average of total assets	$5,126,871	$4,797,736
Average of securitized trade receivables	-	59,000
Average of current liabilities (exclusive of debt)	(516,307)	(498,618)
Average capital employed	$4,610,564	$4,358,118

Return on capital	12.5%	11.9%

The Company believes its return on capital metric helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital metric may be different from the return on capital metrics provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Three Months Ended		Year Ended
	March 31,		March 31,
(In thousands)	2012	2011	2012	2011

Net cash provided by operating activities	$165,355	$186,876	$506,406	$275,301

Adjustments to cash provided by operating activities:
Cash used by the securitization of trade receivables	-	-	-	295,000
Stock issued for Employee Stock Purchase Plan	3,895	3,982	15,256	14,997
Tax benefit realized from the exercise of stock options	6,602	2,071	17,516	8,444
Net cash expenditures related to unsolicited takeover attempt	-	5,368	35,084	23,427
Cash expenditures related to MEPP withdrawals	-	-	18,323	-
Adjusted cash from operations	175,852	198,297	592,585	617,169

Capital expenditures	(93,116)	(75,508)	(356,514)	(256,030)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	4,166	5,215	16,365	15,844
Operating lease buyouts	-	3,475	9,218	9,893
Adjusted capital expenditures	(88,950)	(66,818)	(330,931)	(230,293)

Free cash flow	$86,902	$131,479	$261,654	$386,876

The Company believes its free cash flow and adjusted cash from operations metrics provide investors meaningful insight into its ability to generate cash from operations, excluding the impact of cash used related to Air Products’ unsolicited takeover attempt and MEPP withdrawals, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com